Exhibit 99.1

Contacts
Media:
Sue Ann Pentecost
+919 456 5890
sueann.pentecost@rtp.ppdi.com

Analysts/Investors:
Craig Eastwood
+910 558 7585
craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

Paul Covington to Retire from PPD

WILMINGTON, N.C. (April 3, 2008) – PPD, Inc. (Nasdaq: PPDI) today announced that Paul Covington, M.D., is retiring as executive vice president of development and chief medical officer effective June 30. He will serve as a special project adviser to PPD through January 2009 to assist with selected projects and the transition of his responsibilities.

“Paul is one of the most talented physicians in our industry, and his leadership and unwavering commitment to excellence have played a significant role in the continued growth and success of our company,” said Fred Eshelman, chief executive officer. “I am grateful for Paul’s many contributions and tireless efforts during his 17-year tenure with PPD. On behalf of our board of directors and all of our employees, I wish him well in his retirement and immense satisfaction in his pursuit of personal interests outside of our industry.”

In his current role, Dr. Covington has global responsibility for regulatory affairs, pharmacovigilance, medical communications, laboratory and Phase I services. He joined PPD in 1991 as medical director and served as senior vice president of medical and regulatory affairs and chief safety officer prior to being promoted to his current role in 2002.

PPD anticipates being in a position to name a successor to Dr. Covington by mid-2008. The company also expects to enter into a consulting agreement with Dr. Covington following his full retirement in 2009.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,200 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the impact of the retirement of Dr. Covington, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; competition within the outsourcing industry; continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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